Exhibit 99.1

Yew Bio-Pharm to Enter U.S. Health Supplement Market

With Two New Agaric Polysaccharide Products Focused on Enhancing Immunity

HARBIN, CHINA, December 16, 2014 -- Yew Bio-Pharm Group, Inc. (“Yew Bio” or the “Company”) (OTCBB: YEWB), today announced that it is entering into the U.S. health supplement market, through a collaboration with an American health supplement company to research and develop agaric polysaccharide (black fungus extract) and its related health supplements, which will be produced in the U.S. and sold to both American and Chinese markets. The new products are expected to launch in the first half of 2015.

Black fungus is known to benefit health issues associated with the lungs, stomach and liver in the Eastern culture. It is rich in iron, protein, vitamins, polysaccharide, fiber, and other minerals, which often are used in Chinese cooking and traditional Chinese medicine.

Yew Bio plans to initially launch two agaric polysaccharide products, which include a beverage powder and capsule, with tastes specifically designed for both the American and Chinese markets. The Company also intends to continue new product introductions through the second half of 2015 and into 2016. Yew Bio said the new health supplements enable body functions to absorb microelements and bio-activators and make full use of the nutrition and medicinal value from black fungus.

According to the Chinese Health Food Industry Monitoring and Marketing Research Report, the agaric polysaccharide extracted from black fungus could promote cellular and humoral immunity. Additional functions include anti-leukopenia, anti-cancer, anti-radiation, anti-mutation, anti-inflammatory, lowering blood fat and cholesterol. The total worldwide sales of vitamins and dietary supplements were estimated to be $84.26 billion in 2011, with nearly 26% sold in the U.S. and 13% in China.  Furthermore, according to a forecast from China's Healthcare Association, sales of vitamins and dietary supplements in China are estimated to increase up to 10% annually.

“Agaric polysaccharide has special properties that help balance certain human body functions,” said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group. “We believe that introduction of our products in both powder and capsule forms hold much promise for our company in the growing health supplement market, both in the U.S. and China. We will continue to seize opportunities in other markets and to introduce additional products in the future.”

ABOUT YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers. The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. Yew Bio-Pharm also recently established a division to focus on organic foods and dietary supplements. To learn more, please visit http://www.yewbiopharm.com.

Company Contacts:	Investor Relations Contacts:
Henry Pang	Cami Xue
Yew Bio-Pharm Group, Inc.	Chineseinvestors.com, Inc.
Tel: (702) 487-4683	Tel: 800-958-8561
hpang@yewbiopharm.com	cami@chinesefn.com

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